FOR IMMEDIATE RELEASE

Media: Mike Cummins, +1.630.598.8412
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION NAMES SMITS CHIEF FINANCIAL OFFICER

DOWNERS GROVE, Ill. (Sept. 22, 2009) – Sara Lee Corporation announced today that it has named Marcel H. M. Smits executive vice president and chief financial officer, effective October 1, 2009.

Smits, 48, will have responsibility for the corporation’s accounting, tax, treasury, procurement and information technology (IT) departments. Smits will report to Brenda C. Barnes, Sara Lee Corp.’s chairman and chief executive officer.

“Marcel brings great finance, leadership and international expertise and we’re delighted to have him join our team” said Barnes. “He’s a seasoned professional with broad experience in consumer packaged goods and retail and we expect him the ability to quickly contribute to our finance, operations and global business strategy.”

Smits joins Sara Lee from Dutch telecom leader Koninklijke KPN NV, where he served as chief financial officer and as a member of the management board. At KPN, Smits oversaw a number of acquisitions and restructurings which drove top-line growth and bottom-line savings. Prior to KPN, Smits was chief financial officer and a member of the management board of Vendex KBB (now known as Maxeda), a Dutch retail group, where he also managed the IT function. In addition, Smits held various financial and management positions in Europe, South America and Asia in his 13-year career at Unilever.

“It is exciting to join a company with such strong talent, optimism, energy and passion for excellence” said Smits. “What attracted me to this opportunity is the potential to contribute to value creation on the back of innovation and execution of strategy.”

Smits earned a Masters degree in business administration and a Masters degree in tax law both from the University of Amsterdam. He is a certified public accountant. He currently sits on the supervisory boards of Delta Lloyd, a large Dutch insurer as well as Euronext NV, the European subsidiary of NYSE-Euronext. He has been a member of the board of VNO-NCW, the leading Dutch employers organization.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate approximately $13 billion in annual net sales covering close to 200 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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